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                                                                     Exhibit 3.3

                             CONSULTING AGREEMENT
                             --------------------



     This Consulting Agreement (the "Agreement") is made as of January 1, 1997 by and between NTN Communications, Inc., a Delaware corporation (the "Company"), and Ronald E. Hogan ("Consultant").

     1.  Consulting Arrangement.  The Company shall employ Consultant, and
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Consultant shall serve the Company as a Consultant.

     2.  Duties.  Consultant will perform consulting services for the Company
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regarding financial matters as may reasonably be requested from time to time by the Company, provided that such requests shall not require a substantial portion of Consultant's time.

     3.  Term.  The term of the Agreement shall be for the three year period
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commencing January 1, 1997 and ending on December 31, 1999.

     4.  Compensation.  In consideration of Consultant's services pursuant to
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Paragraph 2 hereof, the Company hereby agrees that:

         a. Consultant shall become fully vested as to an existing option to purchase 50,000 shares of Common Stock of the Company with an exercise price of $4.50 expiring on August 4, 2003;

         b. The expiration date of Consultant's existing option to purchase 90,000 shares of Common Stock of the Company with an exercise price of $4.75 per share shall be extended to January 15, 2003;

         c. The expiration date of Consultant's existing option to purchase 73,000 shares of Common Stock of the Company with an exercise price of $4.75 per share shall be extended to January 15, 2003;

         d. The expiration date of Consultant's existing warrant to purchase 200,000 shares of Common Stock of the Company with an exercise price of $2.00 per share shall be extended to June 15, 2002.

     5.  Expenses.  All reasonable business expenses incident to the rendering
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of services by Consultant hereunder which are not extraordinary and have been previously approved by the Company, will be paid or reimbursed by the Company subject to the submission being in accordance with the Company's policies in effect from time to time.

     6.  Non-Disclosure.  Consultant will not at any time after the date of this
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Agreement divulge, furnish, or make accessible to anyone (other than in the regular course

                                       1.
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of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, or ideas or other know how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company.

Consultant agrees that for a period of 36 months from the date hereof Consultant shall not, directly or indirectly, without the prior written consent of Company:

         a. solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of Company, or of any of the subsidiaries or affiliates of Company to terminate his or her employment with Company, or such subsidiary or affiliate, to become employed by any person, firm or corporation other than Company, or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party; or

         b. directly or indirectly own, manage, control, invest, or participate in any way in, consult with or render services for any person or entity (other than Company), or any of the subsidiaries or affiliates of Company engaged in any business in competition with the businesses presently conducted by Company, or any of the subsidiaries or affiliates of Company. Notwithstanding anything in this Section 23b to the contrary, nothing in this Agreement shall limit Consultant's right to hold and make passive investments not in excess of the outstanding Common Stock of any publicly traded entity.

     7.  Remedies.  The Company may pursue any appropriate legal, equitable or
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other remedy, including injunctive relief, in respect of any failure to comply with the provisions of Section 6 hereof, it being acknowledged by Consultant that the remedy at law for any such failure would be inadequate.

     8.  Counterparts.  This Agreement may be executed in counterparts, each of
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which shall be deemed to be one and the same instrument.

     9.  Modification.  This Agreement may not be changed or terminated orally
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but only by an agreement in writing signed by the parties hereto.

     10. Interpretation.  Each party has cooperated in the drafting and
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preparation of this Agreement.  Hence, in any construction to be made of this
Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

                                       2.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             NTN COMMUNICATIONS, INC.


                                             By: _____________________________


AGREED:


_______________________________
Ronald E. Hogan

                                       3.